UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-6311	72-0487776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1900 New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2009, Tidewater Inc. (the “Company”) entered into indemnification agreements (the “Indemnification Agreements”) with each member of its Board of Directors, each executive officer and its principal accounting officer (each, an “Indemnitee”). As required by the Company’s Certificate of Incorporation, the Indemnification Agreements are intended to provide the directors and officers with the maximum protection available under Delaware law in connection with their services to the Company. The form of Indemnification Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The Indemnification Agreements provide, among other things, that subject to certain procedures and conditions, the Company will, to the fullest extent permitted by Delaware law, indemnify the Indemnitee against expenses, judgments, fines and, subject to certain limitations, amounts paid in settlement actually and reasonably incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. The Indemnification Agreements also provide that the Company will indemnify the Indemnitee against expenses paid or incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is involved solely as a witness or person required to give evidence. In addition, the Indemnification Agreements provide for the advancement of expenses incurred by the Indemnitee, subject to certain conditions and exceptions, in connection with any proceeding covered by the Indemnification Agreements.

This description of the Indemnification Agreements is qualified in its entirety by reference to the complete terms and conditions of the form of Indemnification Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description

99.1	Form of Tidewater Inc. Indemnification Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

December 15, 2009	/S/ BRUCE D. LUNDSTROM
Bruce D. Lundstrom Executive Vice President and General Counsel